Exhibit 5.1

September 14, 2006

AEP Industries Inc.
125 Phillips Avenue
South Hackensack, New Jersey 07606-1546

Re:
Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to AEP Industries Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement"), to be filed with the Securities and Exchange Commission on the date hereof, for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 1,324,268 shares of the Company's common stock, par value $0.01 per share (the "Common Stock").

        Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the shares of Common Stock covered by the Registration Statement have been duly authorized and validly issued and are fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such consents, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission under the Securities Act.

Very truly yours,
Honigman Miller Schwartz and Cohn LLP

MKB/RJK